Exhibit 4.84

[Translation of Chinese Original]

Termination Agreement of Existing Contractual Agreements

This Termination Agreement of Existing Contractual Agreements (“the Agreement”) is signed by the following Parties on June 20, 2014 in Beijing.

Party A: Beijing Super TV Co., Ltd., a wholly foreign-owned company incorporated and existing under the laws of China, whose registered address is Room 406, 4/F, Tower B, Jingmeng High-tech Building, No. 5-2 Shangdi East Road, Haidian District, Beijing (“Super TV”);

Party B: Beijing Novel-Super Digital TV Technology Co., Ltd., a limited liability company incorporated and existing under the laws of China, whose registered address is Room 402, Tower B, Jingmeng High-tech Building, No. 5-2 Shangdi East Road, Haidian District, Beijing (N-S Digital TV);

Party C: (1) Zhang Lei, a Chinese citizen, ID card no.: 11010219690528111X;

(2) Wang Tianxing, a Chinese citizen, ID card no.: 110108196810109016;

(3) Wang Wenjun, a Chinese citizen, ID card no.: 110108197410028991;

(4) Shen Shizhou, a Chinese citizen, ID card no.: 110108196911148954.

In this Agreement, Party A, Party B and Party C are each referred to as “one Party” and collectively referred to as “Parties”.

Whereas:

1) There are signed files listed in Annex I signed by Party A, Party B, Party C and other related Parties (the files listed in Annex I are collectively referred to as “existing contractual agreements”).

2) Party C has signed relevant equity transfer agreements according to the request of Party A to transfer its entire equity interest in Party B to Party A and agrees to pay all its equity transfer prices to Party A.

3) The Parties agree to terminate all existing contractual agreements according to this Agreement.

Here all Parties agree as follows by consensus:

1. Termination of Existing Contractual Agreements

1.1 Party A, Party B and Party C hereby irrevocably agree and acknowledge that all of the above, and / or any existing contractual agreements will terminate and not have any effect upon the signing of this Agreement. As for the “Share Pledge Agreement”, the Parties shall immediately handle the pledge release registration procedure at relevant administrative departments for industry and commerce.

1.2 Upon the signing of this Agreement, the Parties no longer have the rights under all and / or any existing contractual agreements and no longer need to fulfill the obligations under all and / or any existing contractual agreements.

1.3 The Parties of this Agreement shall irrevocably and unconditionally exempt the disputes, claims, demands, rights, obligations, liabilities, actions, contracts or causes of action of any kind or nature, owned or may owned by other Parties of this Agreement, directly or indirectly relevant to all and / or any existing contractual agreements or generated by existing contractual agreements in the past, now or in the future.

1.4 Without prejudice to the generality provisions in 1.3, upon the signing of this Agreement, the Parties of this Agreement, their heirs, successors, assigns or estate executors shall exempt the commitments, debts, demands, requirements, obligations and responsibilities of any kind or nature, owned or may owned by other Parties of this Agreement, their present and former directors, officers, employees, legal advisors, agents, their related Parties and their successors and assigns, relevant with existing contractual agreements or generated by existing contractual agreements in the past, now or in the future, including claims and causes of action based on laws and the principles of equality, whether these claims or demands have already been filed or not, absolute or contingent, known or unknown.

2. Consideration

2.1 The Parties agree that the premise and condition of the entry into force of the aforementioned Article 1 is that Party C has signed relevant equity transfer agreement according to the request of Party A to transfer its entire equity interests in Party B to Party A and agreed to pay all its equity transfer prices to Party A (the specific mode of operation is that, Party C designates Party A in writing as the payee of the equity transfer price, the equity transfer price Party A shall pay to Party C shall be offset by the loans Party C shall pay to Party A according to the Loan Agreement and its supplementary protocols under existing contractual agreements, and the balance (if any) of the equity transfer price deducted the loans that Party C shall pay to Party A shall be fully paid to Party A. Given that the actual payer and the payee of the payment is Party A and the payment is offset, it shall be deemed that Party A has received all equity transfer prices since the date Party A and Party C having signed the payment confirmation containing the foregoing contents) and that Party A has received all equity transfer prices.

3. Representations and Warranties

Each Party hereby, at the date of the signing of this Agreement, jointly and severally represents and warrants to other Parties as follows:

3.1 It has obtained the necessary authorization and has the right to sign this Agreement. The signing and performance of this Agreement will not lead to conflicts, restrictions or violation of laws, regulations or agreements having binding forces or affects on it.

3.2 Upon signing this Agreement, it constitutes legal, valid, binding and enforced obligations under the terms of this Agreement.

3.3 There are no litigations, arbitrations, or legal, administrative or other proceedings or government investigations related to the subject matter of this Agreement.

4. Commitment

4.1 In order to successfully complete the termination of the rights and obligations under existing contractual agreements, the Parties shall sign all necessary or appropriate documents, take all necessary or appropriate actions, actively cooperate with other Parties to obtain relevant government approvals and/or registration documents, and handle relevant termination procedures.

5. Liability for Breach of Contract

Any Party breaches this Agreement and make it impossible to perform all or part of this Agreement shall be liable for breach of this Agreement and indemnify the damages which are caused by this breach and suffered by other Parties of this Agreement.

6. Obligation of Confidentiality

The Parties acknowledge and confirm that any oral or written information relating to this Agreement exchanged between each other belongs to confidential information. Each Party shall maintain the confidentiality of all such information and shall not disclose any information to any third Party without the prior written consent of other Parties of this Agreement, except in the following circumstances: (a) the public knows or will know such information (rather than being disclosed by any information acceptor to the public without authorization); (b) information needs to be disclosed required by any applicable law or regulation; or (c) any Party needs to disclose the information on transactions mentioned in this Agreement to its potential investors, legal or financial advisers and that its potential investors, legal or financial advisors shall comply with the Obligation of Confidentiality similar to this provision. The breach of confidence of staff members or hired agencies of any Party shall be deemed to be the breach of confidence of this Party and this Party shall be liable for breach of this Agreement. This provision shall be in force whether this Agreement is terminated for any reason.

7. Applicable Law and Dispute Resolution

7.1 The formation, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall all apply Chinese laws.

7.2 The Parties shall resolve any dispute, claim and controversy concerning the interpretation or implementation of this Agreement, or the breach, termination, invalid situation (“Dispute”) first through friendly consultations. If the Parties fail to resolve the Dispute through friendly consultations within 30 days after the written notice sent by any Party for the negotiation of the Dispute, unless otherwise agreed in writing, the Dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration according to currently effective rules for arbitration in Beijing. Any arbitration award made under this provision shall be final and binding on all Parties. Costs of arbitration shall be ruled by the arbitration award.

7.3 If the arbitration of any dispute or arbitration relating to the interpretation or implementation of this Agreement is in progress, except for the matters under dispute, the Parties of this Agreement shall continue to exercise their other rights and perform their other obligations under this Agreement.

8. Miscellaneous

8.1 This Agreement takes effect since being signed by the Parties on the date listed at the beginning of this Agreement.

8.2 This Agreement is in sixtuplicate, Party A and Party B holds one copy each and Party C holds four copies which have the same effect.

8.3 The Parties of this Agreement may change and supplement this Agreement through written agreement. The modification agreement and/or supplemental agreement of this Agreement made by the Parties are integral parts of this Agreement and shall have the same legal effect as this Agreement.

8.4 The infectiveness of any terms of this Agreement does not affect the legal validity of the remaining provisions under this Agreement.

[No text body below]

Given this, the duly authorized representatives of all Parties have signed this Agreement at the date shown at the beginning of this Agreement.

Party A:

Beijing Super TV Co., Ltd. (sealed)

Signature: /s/ Zhu Jianhua

Name:

Position:

Party B:

Beijing Novel-Super Digital TV Technology Co., Ltd (sealed)

Signature: /s/ Zhu Jianhua

Name:

Position:

Signature page of Termination Agreement of Existing Contractual Agreements

Given this, the duly authorized representatives of all Parties have signed this Agreement at the date shown at the beginning of this Agreement.

Party C:

Zhang Lei

Signature:	/s/ Zhang Lei

Wang Tianxing

Signature:	/s/ Wang Tianxing

Wang Wenjun

Signature:	/s/ Wang Wenjun

Shen Shizhou

Signature:	/s/ Shen Shizhou

Signature page of Termination Agreement of Existing Contractual Agreements

Annex

Existing Contractual Agreements

Content:

No.	Agreement Name	Signatories	Signature Date
(1)	Technical Support and Related Services Agreement	“Guangbo Technology”, (the predecessor of Super TV), “Novel-Tongfang”, (the predecessor of N-S Digital TV)	June 7, 2004

(2)	Technology License Agreement	Guangbo Technology, Novel-Tongfang	June 7, 2004

(3)	Products and Software Purchase Agreement	Guangbo Technology, Novel-Tongfang	June 7, 2004

(4)	Equipment Lease Agreement	Guangbo Technology, Novel-Tongfang	June 7, 2004

(5)	Share Transfer Option Agreement	Guangbo Technology, Yang Li, Novel-Tongfang Information	June 7, 2004

(6)	Supplemental Agreement of Share Transfer Option Agreement	Guangbo Technology, Novel-Tongfang, Novel-Tongfang Information, Yang Li	September 1, 2005

(7)	Supplemental Agreement of Share Transfer Option Agreement (2)	“Super TV”, Novel-Tongfang, Novel-Tongfang Information, Yang Li, Gao Wei	August 18, 2007

(8)	Supplemental Agreement of Share Transfer Option Agreement (3)	Super TV, N-S Digital TV, Novel-Tongfang Information, Gao Wei, Wu Junming	June 18, 2008

(9)	Supplemental Agreement of Share Transfer Option Agreement (4)	Super TV, N-S Digital TV, Novel-Tongfang Information, Wu Junming, Zhang Lei, Shen Shizhou	November 24, 2008

(10)	Supplemental Agreement of Share Transfer Option Agreement (5)	Super TV, N-S Digital TV, Shen Shizhou, Zhang Lei, Wang Wenjun, Wang Tianxing, Wu Junming	July 11, 2011

(11)	Business Operation Agreement	Guangbo Technology, Novel-Tongfang, Novel-Tongfang Information, Yang Li	September 1, 2005

(12)	Supplemental Agreement of Business Operation Agreement	Super TV, Novel-Tongfang, Novel-Tongfang Information, Yang Li, Gao Wei	August 18, 2007

(13)	Supplemental Agreement of Business Operation Agreement (2)	Super TV, N-S Digital TV, Novel-Tongfang Information, Gao Wei, Wu Junming	June 18, 2008

(14)	Supplemental Agreement of Business Operation Agreement (3)	Super TV, N-S Digital TV, Novel-Tongfang Information, Wu Junming, Zhang Lei, Shen Shizhou	November 24, 2008

(15)	Supplemental Agreement of Business Operation Agreement (4)	Super TV, N-S Digital TV, Shen Shizhou, Zhang Lei, Wang Tianxing, Wu Junming	July 11, 2011

No.	Agreement Name	Signatories	Signature Date
(16)	Loan Agreement	Super TV, Shen Shizhou	November 24, 2008

(17)	Loan Agreement	Super TV, Zhang Lei	November 24, 2008

(18)	Loan Agreement	Super TV, Wang Wenjun	July 11, 2011

(19)	Loan Agreement	Super TV, Wang Tianxing	July 11, 2011

(20)	Loan Agreement	Super TV, Zhang Lei	July 11, 2011

(21)	Supplemental Agreement of Loan Agreement	Super TV, Shen Shizhou, Zhang Lei, Wang Wenjun, Wang Tianxing	January 16, 2012

(22)	Supplemental Agreement of Loan Agreement (2)	Super TV, Wang Tianxing	April 12, 2013

(23)	Share Pledge Agreement	Super TV, Shen Shizhou	January 16, 2012

(24)	Share Pledge Agreement	Super TV, Wang Tianxing	January 16, 2012

(25)	Share Pledge Agreement	Super TV, Wang Wenjun	January 16, 2012

(26)	Share Pledge Agreement	Super TV, Zhang Lei	January 16, 2012